Exhibit 10.6

UPWORK INC.

2017 PERFORMANCE BONUS PLAN

UPWORK INC.

2017 PERFORMANCE BONUS PLAN

Preamble

This document sets forth the terms of the Upwork Inc. 2017 Performance Bonus Plan (the “Plan”). The purpose of the Plan is to advance the interests of the Company and its subsidiaries by motivating selected service providers to contribute to the growth and profitability of the Company by keying a portion of their 2017 compensation to the Company’s gross services volume and EBITDA metrics for the Company’s fiscal year ending December 31, 2017. The Plan is effective January 1, 2017.

ARTICLE 1

Definitions

For the purposes of the Plan, unless otherwise clearly apparent from the context, the following capitalized phrases or terms shall have the following indicated meanings:

1.1.	“2017 Base Salary” means with respect to each Participant, the amount of base salary or base fees actually earned and paid to Participant during Fiscal Year 2017, excluding (i) bonuses, commissions, overtime, or the value of any equity securities, or any employee benefits or other compensation paid to Participant (e.g., 401(k) plan employer match), and (ii) any compensation paid to Participant in respect of inactive employment by the Company (e.g., a leave of absence from the Company).

1.2.	“Adjusted Net Revenue” means for Fiscal Year 2017, the Company’s GAAP revenue, as regularly computed by the Company in its sole discretion and reported to and approved by the Board of Directors, less the absolute value of provider cost associated with the Company’s managed services business, plus the absolute value of freelancer service fees cost-of-sales associated with the Company’s managed services business.

1.3.	“Actual Gross Services Volume” for Fiscal Year 2017 means the Company’s standard gross services volume metric in effect from time to time, as regularly computed by the Company and reported to and approved by the Board of Directors in connection with the Company’s Fiscal Year 2017 budget. The computation of Actual Gross Services Volume will be determined in the sole discretion of the Company.

1.4.	“Bonus EBITDA” means for Fiscal Year 2017, on a consolidated basis, an amount equal to the earnings of the Company before the sum of (i) taxes, plus (ii) depreciation and amortization, plus (iii) interest, plus (iv) any non-cash stock compensation expenses, plus (v) any expenses in connection with warrants, plus (vi) write-off or impairment of intangible assets, plus (vii) losses or gains (to be presented as a negative number in the case of gains) on sales or transfers of assets, plus (viii) foreign currency gains or losses; but excluding (x) any extraordinary or one-time gains, losses, profits or expenses identified and approved by the Board of Directors, and (y) any accruals for Performance Bonus Payments and associated payroll taxes under the Plan. The computation of Bonus EBITDA will be determined in the sole discretion of the Company.

1.5.	“Additional Bonus Pool” has the meaning ascribed to such term in Section 2.2.b(i).

1.6.	“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

1.7.	“Board of Directors” means the Board of Directors of the Company.

1.8.	“Bonus Percentage” means twenty-five percent (25%) for the Leadership Team; twenty percent (20%) for Vice Presidents (if not a member of the Leadership Team); fifteen percent (15%) for employees at Level 5 or Level 6; ten percent (10%) for employees at Level 3 or Level 4; and five percent (5%) for all other Participants.

1.9.	“Bonus Pool” means the aggregate amount available for GSV Performance Bonus Payments under the Plan pursuant to Section 2.2.a, prior to the EBITDA Reduction (if any).

1.10.	“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.11.	“Company” means Upwork Inc., a Delaware corporation.

1.12.	“Discretionary Performance Bonus Payment” means a payment made to a Participant pursuant to Section 2.2.b.

1.13.	“EBITDA Quotient” means, with respect to a given Participant, the quotient obtained by dividing (i) the amount of such Participant’s GSV Performance Bonus Payment prior to the EBITDA Reduction by (ii) the aggregate amount of all Participants’ GSV Performance Bonus Payments prior to the EBITDA Reduction.

1.14.	“EBITDA Reduction” has the meaning ascribed to such term in Section 2.2.a(v).

1.15.	“EBITDA Target” for Fiscal Year 2017 means $7,100,000.

1.16.	“Executive Administrators” means the Company’s Chief Executive Officer and Chief Financial Officer.

1.17.	“Fiscal Year 2017” means the Company’s fiscal year ending December 31, 2017.

1.18.	“GSV Performance Bonus Payment” means a payment made to a Participant pursuant to Section 2.2.a.

1.19.	“GSV Maximum” for Fiscal Year 2017 means $1,425,000,000 (or as modified by the Board of Directors in its sole discretion).

1.20.	“GSV Threshold 1” for Fiscal Year 2017 means $1,237,000,000 (or as modified by the Board of Directors in its sole discretion).

1.21.	“GSV Threshold 2” for Fiscal Year 2017 means $1,275,000,000 (or as modified by the Board of Directors in its sole discretion).

1.22.	“Leadership Team” means the Company’s Chief Executive Officers and each of his or her direct reports, as well as any individual who has been designated by the Board of Directors in writing as a member of the Leadership Team, in each case to the extent each such individual is also a Participant.

1.23.	“Participant” means a full-time regular employee of the Company (“Employee”) who (i) has been designated by the Company in writing as one who will participate in the Plan and (ii) is not covered by the 2017 Upwork Sales Compensation Plan or any other bonus, commission or incentive plan (unless such other bonus, commission or incentive plan expressly permits concurrent participation in the Plan). The Plan excludes employees who are “part-time” and employees who are not expressly classified by the Company as “regular full-time,” including but not limited to, interns, or temporary or leased employees. Notwithstanding the foregoing, “Participant” may also include an individual, other than an Employee, continuously providing services to the Company who has been designated by the Company in writing as a Participant in the Plan (any such individual, a “Service Provider”).

1.24.	“Performance Bonus Payment” means any GSV Performance Bonus Payment made to a Participant pursuant to Section 2.2.a and any Discretionary Performance Bonus Payment made to a Participant pursuant to Section 2.2.b.

1.25.	“Plan” means the Upwork Inc. 2017 Performance Bonus Plan, which shall be evidenced by this instrument.

ARTICLE 2

Payments

2.1.	Eligibility for Payment. A Participant shall be eligible to receive a Performance Bonus Payment pursuant to Section 2.2 below only if he or she is employed by the Company at the time of payment of such Performance Bonus Payment as specified in Section 2.3 or serving in the capacity as a Service Provider at the time of payment of such Performance Bonus Payment as specified in Section 2.3 if the award was granted to the Participant in such capacity.

2.2.	Performance Bonus Payments.

a. GSV Performance Bonus.

(i) If the Actual Gross Services Volume is equal to or less than the GSV Threshold 1, no Participant shall be paid any GSV Performance Bonus Payment for Fiscal Year 2017.

(ii) If the Actual Gross Services Volume is greater than the GSV Threshold 1 and less than or equal to the GSV Threshold 2, then the GSV Performance Bonus Payment will be a percentage of Participant’s 2017 Base Salary that is between zero percent (0%) and fifty percent (50%) times the applicable Bonus Percentage, calculated on a straight line basis between those two percentages. For example, if the Actual Gross Services Volume is $1,259,800,000, then the GSV Performance Bonus Payment will be an amount equal to thirty percent (30%) times the applicable Bonus Percentage times Participant’s 2017 Base Salary [with the foregoing thirty percent (30%) calculated as follows: ((1,259,800,000 – 1,237,000,000) / (1,275,000,000 – 1,237,000,000)) × 50% = 30%].

(iii) If the Actual Gross Services Volume is greater than the GSV Threshold 2 and less than or equal to the GSV Maximum, then the GSV Performance Bonus Payment will be a percentage of Participant’s 2017 Base Salary that is between fifty percent (50%) and one hundred fifty percent (150%) times the applicable Bonus Percentage, calculated on a straight line basis between those two percentages, provided that for purposes of this calculation, the Actual Gross Services Volume shall in no event be deemed to exceed the GSV Maximum. For example, if the Actual Gross Services Volume is $1,350,000,000, then the GSV Performance Bonus Payment will be an amount equal to one hundred percent (100%) times the applicable Bonus Percentage times Participant’s 2017 Base Salary [with the foregoing one hundred percent (100%) calculated as follows: 50% + (((1,350,000,000 – 1,275,000,000) / (1,425,000,000 – 1,275,000,000)) × (150% – 50%)) = 50% + 50% = 100%].

(iv) If the Actual Gross Services Volume is greater than the GSV Maximum, then the Company shall pay to each Participant eligible under Section 2.1 above a GSV Performance Bonus Payment in an amount equal to one hundred fifty percent (150%) times the applicable Bonus Percentage times such Participant’s 2017 Base Salary.

(v) Notwithstanding anything to the contrary, the Bonus Pool shall be reduced by $1.00 for every $1.00 that Bonus EBITDA is less than the EBITDA Target (the total amount of such reduction “EBITDA Reduction”). To the extent there is an EBITDA Reduction, it shall reduce each Participant’s final GSV Performance Bonus Payment on a pro rata basis by an amount equal to the product of (a) the EBITDA Reduction times (b) the EBITDA Quotient. For example, if a Participant’s GSV Performance Bonus Payment prior to the EBITDA Reduction is $100,000, and the total value of all Participants’ GSV Performance Bonus Payments is $5,000,000, then the applicable Participant’s EBITDA Quotient is 0.02 [calculated as follows: 100,000 / 5,000,000 = 0.02]. If the EBITDA Reduction is $10,000, then the Participant’s GSV Performance will be $90,800 [calculated as follows: $100,000 – ($10,000 x 0.02) = $99,800)].

b. Discretionary Performance Bonus.

(i) If the Actual Gross Services Volume is between $1,350,000,000 and $1,425,000,000, the Board of Directors may, in its sole discretion, establish an additional bonus pool in an aggregate amount of between $0 and $2,000,0000, calculated on a straight line basis between those two dollar values, or such greater amount that the Board of Directors determines in its sole discretion (the “Additional Bonus Pool”).

(ii) Subject to Section 2.2(b)(iii) below, the Board of Directors will, in its sole discretion, determine the performance goals applicable to any Discretionary Performance Bonus Payment under the Additional Bonus Pool, the period of time, if any, over which performance goals may be measured and the individual Discretionary Performance Bonus Payments under the Plan. The goals may be on the basis of any such factors the Board of Directors determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. The performance goals may differ from Participant to Participant.

(iii) The Board of Directors hereby delegates to the Executive Administrators the approval of the performance goals applicable to any Discretionary Performance Bonus Payment under the Additional Bonus Pool, and the period of time over which performance goals may be measured. Notwithstanding the foregoing, the approval of the Board of Directors shall be required for the approval of the Plan itself and any amendments to the Plan, approval of the aggregate payouts under the Plan and approval of individual payouts under the Plan. Any action that requires the approval of the Executive Administrators must be approved unanimously, and any action that requires the approval of the Executive Administrators may instead also be approved by the Board of Directors.

c. Each Performance Bonus Payment will be paid in cash (or its equivalent) in a single lump sum.

d. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for another exemption from Section 409A. To the extent that any provision of this Plan is ambiguous as to its exemption from or compliance with Section 409A, the provision will be read in such a manner that the applicable payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. Each Participant acknowledges and agrees that the Company and its Affiliates make no representations with respect to the application of Code Section 409A to any Performance Bonus Payment and other tax consequences to any payments under the Plan and, by the acceptance of any Performance Bonus Payment, the Participant agrees to accept the potential application of Code Section 409A and the other tax consequences of any payments made pursuant to the Plan.

2.3.	Time of Payment. Any Performance Bonus Payment shall be made on or by February 28, 2018.

2.4.	Taxes. All payments made under the Plan shall be subject to applicable income, FICA, and other employment taxes and tax withholding requirements.

2.5.	Restriction on Payments. Notwithstanding anything to the contrary set forth herein, no Performance Bonus Payments shall be made to any Participant if such payments would result in the Company’s breach of or default under any terms of that certain Loan and Security Agreement dated January 21, 2016, as amended, by and between the Company, Pacific Western Bank and certain other parties named therein.

ARTICLE 3

Termination and Amendment

3.1	Termination. The Plan shall terminate upon completion of all payments pursuant to Article 2.

3.2.1	Amendment. The Company may, at any time, amend the Plan to (i) accelerate the time of any payment, provided that in no event will a payment be made prior to the end of Fiscal Year 2017, or (ii) make such other changes as do not adversely affect any Participant without the consent of such Participant.

ARTICLE 4

Administration

4.1.	Board of Directors Duties. The Plan shall be administered by the Board of Directors. No provision of the Plan shall be construed as imposing on the Board of Directors any fiduciary duty under any law.

4.2.	Board of Directors Authority. The Board of Directors shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

a)	To construe and interpret the terms and provisions of the Plan;

b)	To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Participants who are foreign nationals or perform services outside of the United States;

c)	To compute and certify to the Adjusted Net Revenue, Actual Gross Services Volume, Bonus EBITDA and each Participant’s Performance Bonus Payment(s); and

d)	To maintain all records that may be necessary for the administration of the Plan.

4.3.	Binding Effect of Decisions. The decision or action of the Board of Directors with respect to any question arising out of or in connection with the administration, interpretation, computation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan and shall be given the maximum deference permitted by law.

4.4.	Delegation by Board of Directors. The Board of Directors, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

ARTICLE 5

Miscellaneous

5.1.	Transfers. Participants who transfer to a new position not covered by the Plan and instead covered by another bonus, sales or incentive plan may be considered for a Performance Bonus Payment calculated on a pro-rata basis for the applicable period. The Board of Directors will coordinate and administer the Plan with the other bonus, sales, or incentive plan and its determinations shall be final and binding.

5.2.	Status of Plan. The Plan is intended to be a plan that is an unfunded bonus arrangement for Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

5.3.	Unsecured General Creditor. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants shall be no greater than those of unsecured general creditors. Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.

5.4.	Participant’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

5.5.	Nonassignability. A Participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Company may be required to garnish amounts from payments due under the Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

5.6.	Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment or continued engagement between the Company or any of its Affiliates and the Participant. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any of its Affiliates or to interfere with the right of the Company or any of its Affiliates to discipline or discharge the Participant at any time for any or no reason, with or without notice (subject to applicable law). The Participant’s employment (if applicable) with the Company or any of its Affiliates remains at will (subject to applicable law).

5.7.	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

5.8.	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

5.9.	Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of California without regard to its conflicts of laws principles.

5.10.	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company, all Participants, and their successors in interest.

5.11.	Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

5.12.	Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

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IN WITNESS WHEREOF, the Company has signed the Plan document as of February __, 2017.

Upwork Inc., a Delaware corporation.

By:

Its: